Exhibit 99.1

FINAL

EnergySolutions Announces Third Quarter 2010 Results

SALT LAKE CITY, UT — (MARKET WIRE) — November 8, 2010 — EnergySolutions, Inc. (NYSE: ES) (the “Company”), a leading provider of specialized, technology-based nuclear services to government and commercial customers, today announced financial results for the Company’s third quarter ended September 30, 2010.

Q3 2010 Summary

•                  Revenues of $419.4 million

•                  Net loss attributable to EnergySolutions of $20.4 million, or $(0.23) per share

•                  Net loss attributable to EnergySolutions before non-cash impact of amortization of intangible assets of $(0.17) per share

•                  EBITDA of $32.4 million

Third Quarter 2010 Results

Revenues for the third quarter of 2010 were $419.4 million, compared with $364.9 million in the third quarter of 2009.  Gross profit for the third quarter of 2010 was $55.8 million, compared with $43.9 million for the third quarter of 2009.  Selling, general and administrative expenses for the third quarter of 2010 were $38.2 million, compared with $25.6 million for the third quarter of 2009.  The Company’s third quarter 2010 results included a non-cash charge of $19.1 million related to the write-off of accumulated deferred financing costs following the refinancing of the Company’s credit facilities.

Net loss attributable to EnergySolutions for the third quarter of 2010 was $20.4 million, or ($0.23) per share, compared with net income attributable to EnergySolutions of $12.9 million, or $0.15 per share, for the third quarter of 2009.

Net loss attributable to EnergySolutions before the non-cash impact of amortization of intangible assets for the third quarter of 2010 was $15.3 million, or $0.17 per share, compared with net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets of $17.6 million, or $0.20 per share, for the third quarter of 2009.

Income tax expense for the quarter included a valuation allowance of $8.6 million for certain domestic and foreign deferred tax assets.

EBITDA for the third quarter of 2010 was $32.4 million, compared with $31.8 million for the third quarter of 2009.

Reconciliations of GAAP to non-GAAP financial measures are provided in the attached Table 4.

CEO Commentary

Commenting on the quarter, Val Christensen, EnergySolutions President and CEO said, “We experienced a strong level of business activity during the quarter, with each of our operating segments generating year-over-year revenue growth and higher consolidated EBITDA.  The most significant drivers of our overall revenue growth were increased disposal volumes at our Clive facility from Federal Government customers and the recognition of revenue related to our planning contract for the Zion license stewardship project.  We expect business activity to remain strong in the fourth quarter of 2010.”

“Over the course of the past few quarters, we have engaged in a comprehensive review of the strategic positioning and opportunities of the Company.  During that time, we have taken a number of strategic steps to better position the Company to compete in the markets we serve, including the changes made this quarter in our capital structure, management and dividend policy.  The series of changes we have made reflect our assessment of how we can best position our assets, experience, and expertise to effectively pursue the growth opportunities in the markets we serve.”

Business Segments — Third Quarter 2010

The results of the Company’s four business segments, on a GAAP basis, are presented in Table 5 in the accompanying financial tables.

Federal Services

Federal Services revenues for the third quarter of 2010 were $81.2 million, compared with $77.0 million in the third quarter of 2009.  The increase in revenues was primarily attributable to a higher level of activity as a result of stimulus funds used to accelerate work on the Moab Atlas mill tailings project and increased subcontracting activity at a federal site in Portsmouth, Ohio.

Income from operations for the third quarter of 2010 was $2.7 million, compared with $5.9 million for the third quarter of 2009.  Operating margin was 3.3% for the third quarter of 2010, compared to 7.6% for the third quarter of 2009.  Operating margin declined primarily due to increased bid and proposal expenses and an unfavorable shift in project mix, with increased activity on lower margin contracts.

Equity in income of unconsolidated joint ventures was $4.0 million for the third quarter of 2010, compared with $2.8 million for the third quarter of 2009.  This increase was primarily due to increased income from the Hanford Tank contract.

Commercial Services

Commercial Services revenues for the third quarter of 2010 were $45.7 million, compared with $21.3 million for the third quarter of 2009.  The increase in revenues was primarily due to recognition of the planning contract revenue related to the Zion license stewardship project. Income from operations for the third quarter of 2010 was $8.6 million, compared with $4.7 million in the third quarter of 2009.  Operating margin was 18.7% for the third quarter of 2010, compared to 22.1% for the third quarter of 2009.  The decrease in operating margin was primarily due to higher costs incurred on commercial decommissioning projects.

Logistics, Processing and Disposal

Logistics, Processing and Disposal (“LP&D”) revenues for the third quarter of 2010 were $70.4 million, compared to $52.7 million in the third quarter of 2009.  The increase in revenues was primarily due to higher volumes of waste disposed at the Clive, Utah facility from federal customers, as well as higher revenues from the shipment of manufactured tubes.

Income from operations for the third quarter of 2010 was $28.5 million, compared with $18.2 million for the third quarter of 2009.  Operating margin was 40.5% for the third quarter of 2010, compared to 34.5% for the third quarter of 2009.  The increase in operating margin was primarily attributable to greater absorption of fixed costs at facilities within the LP&D segment.

International

International revenues for the third quarter of 2010 were $222.1 million, compared to $213.9 million for the third quarter of 2009.  Excluding the effects of fluctuations in foreign currency exchange rates, International revenues for the third quarter of 2010 increased $20.2 million over the third quarter of 2009 mostly due to increased reimbursable contract cost base from our Magnox contracts.  International revenues were negatively impacted by $12.0 million due to foreign currency fluctuations in the third quarter of 2010.

Income from operations for the third quarter of 2010 was $1.3 million, compared with $3.6 million for the third quarter of 2009.  Operating margin was 0.6% for the third quarter of 2010, compared to 1.7% for the third quarter of 2009.  The decrease in operating margin was primarily due to $2.2 million in increased amortization of intangible assets in the third quarter of 2010 relative to the third quarter of 2009.

Outlook for the Fourth Quarter of 2010

For the fourth quarter of 2010, the Company expects EBITDA to range between $50 million and $55 million, GAAP EPS to range between $0.18 and $0.20, and net income before the non-cash impact of the amortization of intangibles to range between $0.23 and $0.25 per share.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to: (a) uncertain and weak economic conditions globally, including decreased credit availability for our customers and the decisions of individual customers to retain cash and reduce credit market exposure, (b) decreased tax revenues combined with increased demands on federal funding allocations reducing funds available for existing or proposed federal projects that we have been awarded or on which we would bid, (c) current regulatory initiatives, including the importation of nuclear waste into the U.S. and the disposal and storage of depleted uranium (d) the weakening of the pound sterling and the related currency translation impact on our business if the currency continues to weaken, (e) adverse public reaction that could lead to increased regulation or limitations on our activities, (f) uncertainty regarding the impact on our business of increased regulatory scrutiny of the nuclear waste industry in the U.S. and U.K., (g)

decisions by our customers to reduce or halt their spending on nuclear services, (h) decisions by our commercial customers to store radioactive materials on-site rather than dispose of radioactive materials at one of our facilities, (i) the adverse impact of current or future financial conditions on the value of decommissioning trust funds, (j) failure to obtain approval from the Securities and Exchange Commission of the Company’s proposed accounting treatment for the Zion license stewardship transaction, and (k) continued competitive pressures in our markets. Additional information on potential factors that could affect the Company’s results and other risks and uncertainties are set forth in EnergySolutions, Inc. filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended December 31, 2009.  The Company does not undertake any obligation to release publicly any revision to any of these forward-looking statements.

Conference Call Details

The EnergySolutions 2010 third quarter teleconference and webcast are scheduled to begin at 10:00 a.m. EST, on Tuesday, November 9, 2010.

Hosting the call will be Val Christensen, President and Chief Executive Officer, and William Benz, Interim Chief Financial Officer.

To participate in the event by telephone, please dial (866) 700-7477 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 59663091. International callers should dial (617) 213-8840 and enter the same passcode.

A replay of the call will be available on Tuesday, November 9, 2010, at 1:00 p.m. EST through Tuesday, November 16, 2010 at 11:59 p.m. EST. To access the replay, dial (888) 286-8010 and enter passcode 10062417. International callers should dial (617) 801-6888 and enter the same passcode.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the company’s web site at www.energysolutions.com by clicking on the “investor relations” tab at the top of the home page. An audio replay of the event will be archived on EnergySolutions’ web site for 90 days.

About EnergySolutions, Inc.

EnergySolutions offers customers a full range of integrated services and solutions, including nuclear operations, characterization, decommissioning, decontamination, site closure, transportation, nuclear materials management, the safe, secure disposition of nuclear waste, and research and engineering services across the fuel cycle.

For more information, please contact:

John Rasmussen

EnergySolutions, Inc.

(801) 649-2000

jarasmussen@energysolutions.com

-Financial Tables to follow-

We have made a formal submission to the Securities and Exchange Commission (“SEC”) requesting pre-clearance of our proposed accounting treatment for the Zion license stewardship project.  There is no assurance the SEC will concur with our proposed accounting treatment. Therefore, we may be required to modify such accounting treatment which might have a material impact on the tables presented below

Table 1

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Revenues	$419,353	$364,853	$1,303,582	$1,175,547
Cost of revenues	(363,600)	(320,910)	(1,160,567)	(1,034,678)

Gross profit	55,753	43,943	143,015	140,869

Selling, general and administrative expenses	(38,195)	(25,631)	(97,342)	(86,730)
Impairment of goodwill	—	—	(35,000)	—
Equity in income of unconsolidated joint ventures	3,952	2,819	10,165	5,945

Income from operations	21,510	21,131	20,838	60,084

Interest expense	(33,831)	(6,368)	(52,374)	(21,789)
Other income (expenses), net	1,025	169	2,045	(730)

Income before income taxes and noncontrolling interests	(11,296)	14,932	(29,491)	37,565

Income tax expense	(8,319)	(1,742)	(12,344)	(8,367)

Net income	(19,615)	13,190	(41,835)	29,198

Less: Net income attributable to noncontrolling interests	(735)	(334)	(1,188)	(885)

Net income attributable to EnergySolutions	$(20,350)	$12,856	$(43,023)	$28,313

Net income attributable to EnergySolutions per share:
Basic	$(0.23)	$0.15	$(0.49)	$0.32
Diluted	$(0.23)	$0.15	$(0.49)	$0.32

Number of shares used in per share calculations:
Basic	88,582,398	88,315,158	88,504,525	88,308,870
Diluted	88,582,398	88,557,831	88,504,525	88,390,569

Table 2

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$89,621	$15,913
Accounts receivable, net of allowance for doubtful accounts	268,949	260,380
Nuclear decommissioning trust fund investments	90,399	—
Other current assets	142,180	153,213
Total current assets	591,149	429,506

Property, plant & equipment, net	119,405	120,775
Goodwill	483,434	518,770
Other intangible assets,net	291,166	310,203
Nuclear decommissioning trust fund investments	739,928	—
Restricted cash and decontamination and decommissioning deposits	338,812	24,273
Other noncurrent assets	153,892	107,648

Total assets	$2,717,786	$1,511,175

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$5,600	$19,071
Accounts payable	105,810	110,247
Accrued expenses and other current liabilities	209,957	167,503
Facility and equipment decontamination and decommissioning liabilities	87,957	—
Other current liabilities	29,504	12,447
Total current liabilities	438,828	309,268

Long-term debt, less current portion	835,408	505,040
Facility and equipment decontamination and decommissioning liabilities	685,763	63,488
Other noncurrent liabilities	297,989	133,217

Total liabilities	2,257,988	1,011,013

EnergySolutions stockholders’ equity	457,789	499,045
Noncontrolling interests	2,009	1,117

Total equity	459,798	500,162

Total liabilities and equity	$2,717,786	$1,511,175

Table 3

ENERGYSOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended September 30,
	2010	2009

Cash Provided by Operating Activities	$126,175	$55,833

Investing Activities
Purchases of property, plant and equipment	(11,665)	(15,059)
Purchase and sale of investments in nuclear decommissioning trust fund	(10,720)	—
Purchases of intangible assets	(845)	(558)
Proceeds from disposition of property, plant and equipment	143	22
Cash Used in Investing Activities	(23,087)	(15,595)

Financing Activities
Net proceeds from issuance of senior notes	296,070	—
Net proceeds from issuance of long-term debt	546,000	—
Retirement of long-term debt	(524,111)	—
Restricted cash held as collateral of letter of credit obligations	(315,479)	—
Repayments of long-term debt	(1,400)	(47,646)
Dividends to stockholders	(6,638)	(6,623)
Other items	(25,935)	(12,243)
Cash Used in Financing Activities	(31,493)	(66,512)

Effect of Exchange Rate on Cash	2,113	(782)

Increase (Decrease) in Cash and Cash Equivalents	$73,708	$(27,056)

Amortization of Intangible Assets	$19,227	$18,728
Depreciation	$14,527	$15,168

Table 4

ENERGYSOLUTIONS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(Dollars in thousands, except per share data)

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Reconciliation of net income (loss) attributable to EnergySolutions to EBITDA and Adjusted EBITDA:
Net income (loss) attributable to EnergySolutions	$(20,350)	$12,856	$(43,023)	$28,313
Interest expense	33,831	6,368	52,374	21,789
Interest rate collar loss (gain)	(208)	514	(1,090)	1,714
Income tax expense	8,319	1,742	12,344	8,367
Depreciation expense	4,346	5,480	14,527	15,168
Impairment of goodwill	—	—	35,000	—
Amortization of intangible assets	6,450	4,821	19,227	18,728
EBITDA	32,388	31,781	89,358	94,079
Accretion	223	400	661	1,175
Equity-based compensation	2,982	3,152	8,032	8,697
Adjusted EBITDA	$35,593	$35,333	$98,051	$103,951

Reconciliation of net income (loss) attributable to EnergySolutions to net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets:
Net income (loss) attributable to EnergySolutions	$(20,350)	$12,856	$(43,023)	$28,313
Amortization of intangible assets	6,450	4,821	19,227	18,728
Income tax expense related to amortization of intangible assets	(1,354)	(100)	(4,499)	(4,272)
Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets	$(15,254)	$17,577	$(28,295)	$42,769

Net income attributable to EnergySolutions before the non-cash impact of amortization of intangible assets:
Basic	$(0.17)	$0.20	$(0.32)	$0.48
Diluted	$(0.17)	$0.20	$(0.32)	$0.48

Number of shares used in per share calculations:
Basic	88,582,398	88,315,158	88,504,525	88,308,870
Diluted	88,582,398	88,557,831	88,504,525	88,390,569

The Company defines EBITDA as net income (loss) attributable to EnergySolutions plus interest expense (including the effects of interest rate derivative agreements), income taxes, depreciation, impairment charges and amortization.  The Company defines Adjusted EBITDA as EBITDA plus non-cash equity compensation expense and non-cash accretion expense. The Company uses EBITDA and Adjusted EBITDA as key indicators of its operating performance and for planning and forecasting future business operations. EBITDA and Adjusted EBITDA, as presented in this release, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measures of the Company’s financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.

The Company’s measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. the Company has included information concerning EBITDA and Adjusted EBITDA in this release because they are used by management to measure operating performance and because the Company believes that such information is often used by certain investors as measures of a company’s historical performance and for modeling.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and investors should not consider them in isolation, or as a substitute for analysis of the Company’s operating results or cash flows as reported under GAAP. Some of these limitations are:

•      They do not reflect the Company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•      They do not reflect changes in, or cash requirements for, the Company’s working capital needs;

•      They do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on the Company’s debt;

•      Although depreciation is a non-cash charge, the assets being depreciated will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•      They are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows; and

•      Other companies in the Company’s industry may calculate these measures differently than the Company does, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

The Company defines net income attributable to EnergySolutions before the impact of amortization of intangible assets as net income attributable to EnergySolutions plus amortization expense of intangible assets, net of the related income tax expense. These non-GAAP measures may be useful to investors seeking to compare the Company’s operating performance on a consistent basis from period to period that, when viewed with its GAAP results and the above reconciliation, management believes provides a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. These measures should not be considered as substitutes for net income attributable to EnergySolutions, as determined in accordance with GAAP, and you should not consider them in isolation or as a substitute for analyzing the Company’s results as reported under GAAP

Table 5

ENERGYSOLUTIONS, INC.

REPORTING SEGMENT INFORMATION (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended September 30,				For the Nine Months Ended September 30,
	2010		2009		2010		2009

Revenues
Federal Services	$81,158		$77,007		$262,828		$217,809
Commercial Services	45,655		21,254		91,197		66,084
LP&D	70,417		52,681		189,397		160,299
International	222,123		213,911		760,160		731,355
Total Revenues	$419,353		$364,853		$1,303,582		$1,175,547

Gross Profit and Margin
Federal Services	$8,037	9.9%	$10,812	14.0%	$24,127	9.2%	$27,833	12.8%
Commercial Services	9,894	21.7%	6,073	28.6%	19,610	21.5%	16,663	25.2%
LP&D	30,572	43.4%	19,505	37.0%	65,362	34.5%	59,303	37.0%
International Operations	7,250	3.3%	7,553	3.5%	33,916	4.5%	37,070	5.1%
Total Gross Profit	$55,753	13.3%	$43,943	12.0%	$143,015	11.0%	$140,869	12.0%

Income from Operations and Margin
Federal Services	$2,708	3.3%	$5,871	7.6%	$11,577	4.4%	$16,136	7.4%
Commercial Services	8,555	18.7%	4,699	22.1%	14,651	16.1%	11,659	17.6%
LP&D	28,543	40.5%	18,189	34.5%	59,286	31.3%	53,592	33.4%
International	1,328	0.6%	3,631	1.7%	18,873	2.5%	23,272	3.2%
Total income from operations before corporate selling, general and administrative expenses, impairment of goodwill and equity in income of unconsolidated joint ventures	41,134	9.8%	32,390	8.9%	104,387	8.0%	104,659	8.9%
Corporate selling, general and administrative expenses	(23,576)		(14,078)		(58,714)		(50,520)
Impairment of goodwill	—		—		(35,000)		—
Equity in income of unconsolidated joint ventures	3,952		2,819		10,165		5,945
Total Income from Operations	$21,510	5.1%	$21,131	5.8%	$20,838	1.6%	$60,084	5.1%

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